EXHIBIT 23.03
Consent of Independent Auditors
We consent to the use in this Registration Statement on Form S-4 of Bank of Marin Bancorp of our report dated February 21, 2013, on the financial statements of NorCal Community Bancorp for the years ended December 31, 2012 and 2011, which appear in this Registration Statement. We also consent to the reference to us under the heading "Experts."

/s/ CROWE HORWATH LLP
Sacramento, California
August 23, 2013